Certificate of Incorporation

of

MCTC Holdings, Inc.

-a Delaware corporation-

I, the undersigned, being the original Incorporator herein named, for the purpose of forming a corporation under the Delaware General Corporation Law, do herein state:

FIRST

The name of the Corporation is MCTC Holdings, Inc.

SECOND

The address of the registered office of the Corporation in the State of Delaware is: 16192 Coastal Highway, Lewes, Delaware 19958 and the name of the registered agent to the Company in the State of Delaware at such address is Harvard Business Services, Inc., County of Sussex.

THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH

A.        Authorization of Capital Stock.

The aggregate number of shares of stock which the Company shall have the authority to issue is three hundred million (300,000,000) shares, consisting of two hundred ninety million (290,000,000) shares of common stock, $0.0001 par value (the “Common Stock”), and ten million (10,000,000) shares of preferred stock, $0.0001 par value (the “Preferred Stock”). The Board of Directors is authorized to establish, from the authorized shares of Preferred Stock, one or more classes or series of shares, to designate each such class and series, and fix the rights and preferences of each such class of Preferred Stock; which class or series shall have such voting powers (full or limited or no voting powers), such preferences, relative, participating, optional or other special rights, and such qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. Except as provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Each holder of Common Stock shall be entitled to one vote for each share held

FIFTH

The name and address of the incorporator is Garry McHenry 1919 NW 19th Street, Ft. Lauderdale, FL 33311.

SIXTH

A.       Management by Board of Directors. The Company shall be managed by the Board of Directors, which shall exercise all power under the laws of the State of Delaware, including, without limitation, the power to make, alter, or repeal the Company’s Bylaws.

B.       Number of Directors. The number of directors shall be (i) fixed at not less than one and not greater than nine, (ii) initially fixed at three and (iii) thereafter be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

C.        Appointment of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification or other cause (other than removal from office by a vote of the shareholders) may be filled only by a majority vote of the directors then in office though less than quorum, the directors so chosen shall hold office until the next annual meeting of shareholders. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

D.       Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, with cause, but only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Vacancies on the Board of Directors resulting from such removal may be filled by (1) the shareholders at a special meeting of the shareholders, by the vote of the holders of a majority of the shares entitled to vote at such meeting, or (2) by a majority of the directors then in office, though less than a quorum. Directors so chosen shall hold office until the next annual meeting of shareholders.

SEVENTH

The Board of Directors is expressly empowered to adopt, amend or repeal bylaws of the Corporation. Any adoption, amendment or repeal of bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board of Directors, though less than a quorum).

EIGHTH

A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation stall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon shareholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by the law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article NINTH, Article SIXTH, Article SEVENTH or Article EIGHTH.

IN WITNESS WHEREOF, this Certificate has been signed by its duly authorized incorporator, Garry McHenry, on this 10th day of July 2018.

By:/s/ Garry McHenry

Garry McHenry, Incorporator